UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 15, 2019

KIMCO REALTY CORPORATION

(Exact Name of registrant as specified in its charter)

Maryland	001-10899	13-2744380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 New Hyde Park Road

Suite 100

New Hyde Park, New York 11042

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (516) 869-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on
	Symbol(s)	which registered
Common Stock, par value $.01 per share.	KIM	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 6.000% Class I Cumulative Redeemable, Preferred Stock, $1.00 par value per share.	KIMprI	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 5.500% Class J Cumulative Redeemable, Preferred Stock, $1.00 par value per share.	KIMprJ	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 5.625% Class K Cumulative Redeemable, Preferred Stock, $1.00 par value per share.	KIMprK	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 5.125% Class L Cumulative Redeemable, Preferred Stock, $1.00 par value per share.	KIMprL	New York Stock Exchange
Depositary Shares, each representing one-thousandth of a share of 5.250% Class M Cumulative Redeemable, Preferred Stock, $1.00 par value per share.	KIMprM	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry Into a Material Definitive Agreement.

On August 15, 2019, Kimco Realty Corporation (“Kimco”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters (collectively, the “Underwriters”), pursuant to which Kimco agreed to sell $350.0 million in aggregate principal amount of 3.700% Notes due 2049 (the “notes”). The notes are being offered and sold under a prospectus supplement and related prospectus filed with the Securities and Exchange Commission pursuant to Kimco’s shelf registration statement on Form S-3 (File No. 333-223226). A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein. Certain of the Underwriters and their affiliates may be customers of, engage in transactions with, and perform services for Kimco and its subsidiaries in the ordinary course of business.

Item 7.01. Regulation FD Disclosure.

On August 15, 2019, the Company issued a press release (the “Press Release”) announcing (i) the pricing of its public offering of the notes discussed in Item 1.01 above, (ii) the redemption in full of its 6.000% Class I Cumulative Redeemable Preferred Stock, $1.00 par value per share (the “Class I Preferred Stock”) and (iii) the redemption in full of its 5.625% Class K Cumulative Redeemable Preferred Stock, $1.00 par value per share (the “Class K Preferred Stock”).

A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On August 15, 2019, the Company announced that it will redeem (i) all 7,000 shares of its issued and outstanding Class I Preferred Stock and all 7,000,000 depositary shares representing the Class I Preferred Stock (the “Class I Depositary Shares”) (NYSE: KIMprI – CUSIP No. 49446R 794), representing an aggregate liquidation value of $175 million, and (ii) all 7,000 shares of its issued and outstanding Class K Preferred Stock and all 7,000,000 depositary shares representing the Class K Preferred Stock (the “Class K Depositary Shares”) (NYSE: KIMprK – CUSIP No. 49446R 745), representing an aggregate liquidation value of $175 million, in each case on September 14, 2019 (the “Redemption Date”). The Class I Preferred Stock will be redeemed at the redemption price of $25,000.00 per share, plus $245.833 in accrued and unpaid dividends on each share, and the Class I Depositary Shares will be redeemed at the redemption price of $25.00 per depositary share, plus $0.24583 in accrued and unpaid dividends on each share. The Class K Preferred Stock will be redeemed at the redemption price of $25,000.00 per share, plus $230.468 in accrued and unpaid dividends on each share, and the Class K Depositary Shares will be redeemed at the redemption price of $25.00 per depositary share, plus $0.23047 in accrued and unpaid dividends on each share. Dividends will cease to accrue on the Class I Shares and the Class K Shares as of the Redemption Date.

Class I Depositary Shares and Class K Depositary Shares held through The Depositary Trust Company, the registered holder of all of the issued outstanding Class I Depositary Shares and Class K Depositary Shares, will be redeemed in accordance with the applicable procedures of The Depositary Trust Company.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

1.1

Underwriting Agreement, dated August 15, 2019, by and among Kimco Realty Corporation and Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters.

99.1	Press Release, dated August 15, 2019.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION

Date: August 16, 2019	By:	/s/ Glenn G. Cohen
		Name:	Glenn G. Cohen
		Title:	Chief Financial Officer